Exhibit 99.(a)(5)(B)

Vipshop Extends Put Right Exercise Period for

1.50% Convertible Senior Notes due 2019

Guangzhou, China, February 22, 2017 — Vipshop Holdings Limited (NYSE: VIPS), a leading online discount retailer for brands in China (“Vipshop” or the “Company”), today announced that it is extending the previously announced put right offer relating to its 1.50% Convertible Senior Notes due 2019 (the “Notes”) until 11:59 p.m., New York City time, on Tuesday, March 14, 2017. In addition, the period during which holders of the Notes may withdraw their exercise of the put right with respect to any Notes is also being extended until 11:59 p.m., New York City time, on Tuesday, March 14, 2017. The tender offer is being made pursuant to a Schedule TO (as amended), including a Put Right Notice dated February 14, 2017, which sets forth the terms of the put right. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Put Right Notice.

Holders of Notes in global form that wish to exercise the Put Right with respect to such Notes between 5:00 p.m. and 11:59 p.m., New York City time, on Tuesday, March 14, 2017 must, instead of complying with the DTC procedures, complete and sign a 2017 Repurchase Notice in the form attached to the Put Right Notice as Annex A in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed 2017 Repurchase Notice to the Paying Agent prior to 11:59 p.m., New York City time, on Tuesday, March 14, 2017. All signatures on a 2017 Repurchase Notice must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program (each, an “Eligible Institution”); provided, however, that signatures need not be guaranteed if such Notes are tendered for the account of an Eligible Institution. If a 2017 Repurchase Notice is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing, and proper evidence satisfactory to the Company of the authority of such person so to act must be submitted.

Holders of Notes in global form that wish to withdraw previous exercise of the Put Right with respect to such Notes between 5:00 p.m. and 11:59 p.m., New York City time, on Tuesday, March 14, 2017 must, instead of complying with the DTC withdrawal procedures, complete and sign a notice of withdrawal specifying (1) the principal amount of the Notes with respect to which such notice of withdrawal is being submitted, which portion must be US$1,000 aggregate principal amount or an integral multiple thereof, (2) the certificate numbers of the Notes in respect of which such notice of withdrawal is being submitted, and (3) the principal amount, if any, of such Note which remains subject to the 2017 Repurchase Notice, which portion must be US$1,000 aggregate principal amount or an integral multiple thereof, and deliver such manually signed notice of withdrawal to the Paying Agent prior to 11:59 p.m., New York City time, on Tuesday, March 14, 2017.

Based on information from Deutsche Bank Trust Company Americas, no holders of the Notes had exercised their put right as of 5:00 p.m., New York City Time, on Tuesday, February 21, 2017.

This press release is for information only and is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell the Notes or any other securities of the Company. The offer to purchase the Notes will be only pursuant to, and the Notes may be tendered only in accordance with, the Company’s Put Right Notice dated February 14, 2017 and related documents, as amended and supplemented. Holders of Notes may request the Company’s Put Right Notice from the paying agent, Deutsche Bank Trust Company Americas.

By regular, registered or certified mail or overnight courier:	For information or confirmation during regular business hours:

DB Services Americas, Inc. 5022 Gate Parkway Suite 200 MS JCK01-0218 Jacksonville, FL 32256 U.S.A.	Telephone: +1 (800) 735-7777
For information or confirmation after 5:00 p.m. (New York City time) on March 14, 2017:
By facsimile, for Eligible Institutions only:
+1 (615) 866-3889	Telephone: +1 (877) 843-9767 E-mail: db.reorg@db.com

HOLDERS OF NOTES AND OTHER INTERESTED PARTIES ARE URGED TO READ THE COMPANY’S SCHEDULE TO, AS AMENDED, PUT RIGHT NOTICE AND OTHER RELEVANT DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT VIPSHOP HOLDINGS LIMITED AND THE PUT RIGHT.

Materials filed with the SEC will be available electronically without charge at the SEC’s website, www.sec.gov. Documents filed with the SEC may also be obtained without charge at the Company’s website, ir.vip.com.

About Vipshop Holdings Limited

Vipshop Holdings Limited is a leading online discount retailer for brands in China. Vipshop offers high quality and popular branded products to consumers throughout China at a significant discount to retail prices. Since it was founded in August 2008, the Company has rapidly built a sizeable and growing base of customers and brand partners. For more information, please visit www.vip.com.

Investor Relations Contact

Vipshop Holdings Limited
Millicent Tu
Tel: +86 (20) 2233-0732
Email: IR@vipshop.com

ICR, Inc.
Jeremy Peruski
Tel: +1 (646) 405-4866
Email: IR@vipshop.com